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Exhibit 5.1

[Form of Opinion of Covington & Burling]

                      [    •    ], 2003

USA Interactive
152 West 57th Street
New York, NY 10019

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission, of the offer and sale of (a) $750,000,000 aggregate principal amount of 7% Senior Notes due 2013 (the "Exchange Notes") of USA Interactive, a Delaware corporation (the "Company"), and (b) a guarantee of the Exchange Notes (together with the Exchange Notes, the "Securities") by USANi LLC, a Delaware limited liability company ("USANi"), in each case to be issued pursuant to the Indenture, dated as of December 16, 2002 (the "Indenture"), among the Company, USANi and JPMorgan Chase Bank, as trustee (the "Trustee"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

        We have assumed that each of the Company, USANi and the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and that it has or had all requisite power and authority to execute, deliver and perform the Indenture and, as applicable, to issue and authenticate the Securities, and that the Trustee has duly authorized, executed and delivered the Indenture and has duly authorized the transactions contemplated thereby.

        Upon the basis of such review and subject to the foregoing assumptions, we advise you that, in our opinion, when the Registration Statement becomes effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued in exchange for a like aggregate principal amount of the Company's outstanding 7% Senior Notes due 2013 and the guarantee thereof by USANi in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Act, the Securities will constitute the valid and binding obligations of the Company and USANi, as the case may be, enforceable against such parties in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights, to general equity principles, and to the qualification that we express no opinion with respect to waivers contained in Section 6.12 of the Indenture.

        We are members of the bar of the State of New York. We do not purport to be experts in, and we do not express any opinion on, any laws other than the law of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware and the Federal law of the United States of America.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

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  Exhibit 5.1
[Form of Opinion of Covington & Burling]